SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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/ X /	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM FUNDS TRUST

(Name of Registrant as Specified In Its Charter)

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if other than Registrant)

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March 2011

Dear Investment Colleague:

I am writing to provide advance notice of a proxy solicitation for your clients in Putnam Asia Pacific Equity Fund. We will be conducting a shareholder vote on a proposal, approved by the fund’s Board of Trustees, to change the fund’s performance fee benchmark from the MSCI All-Country Asia Pacific Index to the MSCI All-Country Asia ex-Japan Index.

The proposed new benchmark would permit Putnam to reposition the fund with more exposure to developing Asia Pacific markets, but with flexibility to retain some exposures to developed countries such as Japan, Australia, and New Zealand. The Asia Pacific ex-Japan market has significantly outperformed the Asia Pacific (including Japan) market over recent performance periods. We believe that the proposed new benchmark and repositioning of the fund would allow the fund’s shareholders to possibly benefit from the higher return potential that such an investment strategy has offered in recent years (and may continue to offer). The change in the performance fee benchmark would be implemented on a prospective basis following shareholder approval.

The proxy solicitation will also seek shareholder approval of a revised fundamental investment restriction with respect to the acquisition of voting securities of any issuer. The revised restriction would permit the fund maximum flexibility under the Investment Company Act of 1940, but is not expected to otherwise change the fund’s investment process.

We believe the proposed new benchmark would allow your clients to benefit from the higher return potential that the Asia Pacific ex-Japan market may continue to offer and would make the fund more competitive. I hope you will encourage your clients to vote their proxies so that their voices are counted. Shareholders will be able to vote by mail, by phone, or online. Voting early is also extremely important, since follow-up proxy solicitations can increase fund expenses.

The proxy solicitation will begin shortly, and the proposals, if approved, will take effect in the coming months. If you have any questions, you may call us at 1-800-354-4000. Thank you for your support of Putnam.

Sincerely,

FOR MORE INFORMATION: The foregoing is not a solicitation of any proxy. For more information regarding the fund, or to receive a free copy of materials filed with the Securities and Exchange Commission (SEC), please visit Putnam’s Web site at putnam.com/individual. Free copies of these materials can also be found on the SEC’s Web site at http://www.sec.gov. Please read the proxy statement carefully when it is available because it will contain important information. The fund, its trustees, officers, and other members of management may be deemed to be participants in any future solicitation of the fund’s shareholders in connection with the forthcoming meeting of shareholders. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the fund’s proxy statement when it becomes available.

266724 3/11

March 2011

Dear Investment Colleague:

I am writing to provide advance notice of a proxy solicitation for your clients in Putnam International Value Fund. We will be conducting a shareholder vote on a proposal, approved by the fund’s Board of Trustees, to change the fund’s performance fee benchmark to the MSCI EAFE Value Index, a more widely recognized index than the fund’s current performance fee benchmark, the S&P Developed Ex-U.S. LargeMidCap Value Index.

We believe this change would provide greater product clarity for you and your clients. The MSCI benchmark is better recognized and understood by financial intermediaries and investment professionals, and would better communicate the fund’s investment approach. In addition, this change would bring the fund in line with Putnam’s other large-cap international funds, which use MSCI EAFE benchmarks. Finally, MSCI, which oversees the proposed benchmark, provides service and support that allows a portfolio manager a longer time frame to adjust holdings in anticipation of an index rebalancing, which potentially reduces transaction costs for fund shareholders.

The fund’s investment process is not expected to change as a result of the proposed benchmark, and the cost of solicitation of the fund’s shareholders will be borne by Putnam and not your clients. Moreover, the change in the performance fee benchmark would be implemented on a prospective basis following shareholder approval.

The proxy solicitation will also seek shareholder approval of a revised fundamental investment restriction with respect to the acquisition of voting securities of any issuer. The revised restriction would permit the fund maximum flexibility under the Investment Company Act of 1940, but is not expected to otherwise change the fund’s investment process.

I hope you will encourage your clients to vote their proxies so that their voices are counted. Shareholders will be able to vote by mail, by phone, or online. Voting early is also extremely important, since follow-up proxy solicitations can increase fund expenses.

The proxy solicitation will begin shortly, and the proposals, if approved, will take effect in the coming months. If you have any questions, you may call us at 1-800-354-4000. Thank you for your support of Putnam.

Sincerely,

FOR MORE INFORMATION: The foregoing is not a solicitation of any proxy. For more information regarding the fund, or to receive a free copy of materials filed with the Securities and Exchange Commission (SEC), please visit Putnam’s Web site at putnam.com/individual. Free copies of these materials can also be found on the SEC’s Web site at http://www.sec.gov. Please read the proxy statement carefully when it is available because it will contain important information. The fund, its trustees, officers, and other members of management may be deemed to be participants in any future solicitation of the fund’s shareholders in connection with the forthcoming meeting of shareholders. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the fund’s proxy statement when it becomes available.

266725 3/11